Exhibit 5.1

Hunton Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax HuntonAK.com

March 14, 2019

Sanchez Midstream Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

Re:                             Sanchez Midstream Partners LP Registration Statement on Form S-8.

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 656,703 common units representing limited partner interests in the Partnership (the “Units”) issuable under the Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”), adopted by the board of directors of Sanchez Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). The Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of Units.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”); (iii) the Certificate of Formation of the General Partner; (iv) the Limited Liability Company Agreement of the General Partner, as amended (the “LLC Agreement”); and (v) the Plan, in each case, filed with, or incorporated by reference into, the Registration Statement, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies and (e) the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON    BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES
MIAMI    NEW YORK    NORFOLK    RALEIGH/DURHAM    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

representatives of the General Partner and (ii) statements and certifications of public officials and others.

We have also assumed that (a) the Units to be issued pursuant to the Plan have been or will be issued in accordance with the terms of the Plan and any agreements thereunder governing the issuance of such Units and (b) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement and the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership and will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Hunton Andrews Kurth LLP